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                                  Exhibit 99.1
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                  NETWORK ASSOC. CREATED  AS MCAFEE,  NETWORK
                    GENERAL MERGER CLOSES AHEAD OF SCHEDULE


         ESTABLISHES WORLD'S LARGEST INDEPENDENT NETWORK SECURITY AND MANAGEMENT SOFTWARE COMPANY; TENTH LARGEST INDEPENDENT SOFTWARE COMPANY

SANTA CLARA, CALIF., DEC. 1, 1997 -- Network Associates, Inc. (Nasdaq: NETA, commencing Dec. 2), was today officially launched as the merger agreement between McAfee Associates (Nasdaq: MCAF) and Network General (Nasdaq: NETG) closed ahead of schedule. Network Associates enters the market as the world's largest independent network security and management software company, and the tenth largest independent software company. In addition, Network Associates is the largest third-party software provider for Microsoft/Intel-based personal computers and server computers.

Network Associates' new product family offers both new and existing McAfee and Network General customers a comprehensive array of products to protect, manage and monitor corporate networks. Network Associates will ease the process by which customers determine their enterprise network security and management needs with a broad product offering and a wealth of experience to help them implement systems that will take them into the next century.

"In the age of network computing, there is no more critical need than robust network security and management solutions," said Bill Larson, CEO and chairman of Network Associates. "Network Associates will be a premier partner for enterprise customers as they evolve their technology infrastructures to fully leverage the benefits of a secure, reliable network computing architecture."

Les Denend, former CEO of Network General is president of Network Associates. Network Associates product offering consists of four integrated software suites which are all unified under the company's umbrella NetTools macro suite. These suites include: the Total Virus Defense Suite, headed by division general manager Peter Watkins, which offers a multi-tiered approach to virus protection spanning client, server and Internet gateway; the Total Network Security Suite, headed by division general manager Phil Dunkleberger, which combines Network Associates' security products with PGP's desktop encryption software, and key server and policy management tools; the Total Visibility Suite, headed by division general manager Dave Carver, which offers a comprehensive suite of products and services for network fault and performance management; and the Total ServiceDesk Suite, headed by division general manager Zach Nelson, which integrates robust help desk technology with electronic software distribution and network management technology.

With headquarters in Santa Clara, Calif., Network Associates, Inc., formerly McAfee Assoc. is a leading supplier of enterprise network security and management solutions. Network Associates' product offering includes four individual software suites, Total Virus Defense, Total Network
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Security, Total Network Visibility and Total ServiceDesk, which can be centrally managed from within the Network Associates' NetTools unified management environment. For more information, Network Associates can be reached at 408-988-3832 or on the Web at http://www.networkassociate.com.
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